                                                                   EXHIBIT 10.34


[LOGO GLOBAL CROSSING]


March 23, 1999

Mr. Dave Rand
CTO
AboveNet Communications
50 W. San Fernando St. #1010
San Jose, CA 95113
USA

Dear Mr. Rand:

This letter confirms our understanding with respect to the sale by Global Crossing International Ltd. and/or its affiliates ("GCI") to AboveNet Communications, Inc. ("AboveNet") of capacity on GCI's Pan European network ("PEC").

Purchased Capacity.

GCI hereby agrees to sell (or cause its affiliates to sell) and ABOVENET hereby agrees to purchase on the RFS Date (to be defined) for PEC [*] (the "Purchased Capacity") consisting of indefeasible rights of use ("IRUs") for point-to-point capacity on the following PEC city-to- city segments (GCI PoP to GCI PoP) as follows:

(1) [*]
(2) [*]
(3) [*]

The aggregate purchase price (the "Purchase Price") for the Purchase Capacity shall be [*] provided however, if ABOVENET does not enter into a global network offer within [*] days of the date hereof with Global Crossing Holdings Ltd. for an [*] the aggregate purchase price for the Purchased Capacity shall be increased to [*].
The Purchase Price shall be paid as follows (i) [*] of the Purchase Price shall be payable on the date this letter agreement is executed by ABOVENET and (ii) [*] million shall be payable just prior to activation of the circuit but no later than April 30, 1999 (iii) the balance of the Purchase Price shall be financed over a [*] period at the rate of [*] with net payable on or before December 30, 1999. Interest payments shall be made on the 5th of every month. If tail circuits are required to connect the Purchased Capacity to ABOVENET's local PoP, GCI agrees to assist ABOVENET in obtaining such connectivity, all at ABOVENET's expense.

Maintenance payments shall be payable in accordance with the [*] Capacity Purchase Agreement.

Documentation.

ABOVENET and GCI and/or its affiliates shall enter into capacity purchase agreements with respect to the Purchased Capacity promptly after the execution of this letter agreement, but not later than April 30, 1999.


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*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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Miscellaneous.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.

This letter agreement may not be amended or waived except in an instrument in writing and signed by each of the parties hereto.

This letter agreement shall be binding upon each of the parties hereto and their respective successors and permitted assigns. Neither party hereto shall be permitted to assign any of their rights or obligations hereunder without the other party's prior written consent, provided, however, (i) GCI may assign and delegate any and all of its rights and obligations hereunder to its affiliates and (ii) ABOVENET may, without relieving it of its obligations hereunder, assign its rights hereunder to its wholly-owned subsidiaries.

ABOVENET shall keep the provisions of this letter agreement and any non-public information, written or oral, with respect to this Agreement ("Confidential Information") confidential and shall not disclose Confidential Information, in whole or in part, to any person other than affiliates, officers, directors, employees, agents or representatives of ABOVENET (collectively, "Representatives") who need to know such Confidential Information for the purpose of negotiating, executing and implementing this letter agreement. ABOVENET agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such persons to treat such Confidential Information in accordance with this paragraph. Nothing herein shall prevent ABOVENET from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any regulation of, any regulatory agency or authority or
(iii) to a party's legal counsel or independent auditors. ABOVENET shall not make any public announcement regarding this letter agreement or the terms hereof, without the prior written consent of GCI.

If the foregoing correctly sets forth our understanding, please indicate your agreement to be bound by the terms hereof by signing in the space indicated below.

                                        GLOBAL CROSSING HOLDINGS LTD.


                                        By:       /s/ K. Eugene Shutler
                                           -------------------------------------
                                           Name:  K. Eugene Shutler
                                           Title: President


AGREED AND ACCEPTED:

ABOVENET COMMUNICATIONS, INC.


By:           /s/ Dave Rand
   --------------------------------------
   Name:  Dave Rand
   Title: CTO



                                        Agreement subject to satisfactory
                                        completion of the European ring
                                        agreement before April 2, 1999.
                                        Timeframe may be extended by mutual
                                        consent. Terms are to be no less
                                        favorable on future orders.

                                                                 [initials]